                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     This Purchase and Sale Agreement (this "Agreement") is entered into as of
                                             ---------
December 6, 1996, between INNHOME AUSTIN, LTD., a Texas limited partnership ("Seller"), and HOMEGATE HOSPITALITY, INC., a Delaware corporation
  ------
("Purchaser").
  ---------

     In consideration of the mutual covenants set forth herein and in consideration of the earnest money deposit herein called for, whose receipt and sufficiency are acknowledged by Seller, the parties agree as follows:

     Section        1.       Sale and Purchase. Seller shall sell, convey, and
                             -----------------
                        assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (defined below) and on and subject to the terms and conditions herein set forth, the following:

     1. The tracts or parcels of land situated in Travis County, Texas, described in Exhibit A, together with all rights and interests
                       ---------
          appurtenant thereto, including all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate (the "Land"); all
                                                         ----
          improvements located on the Land, including, without limitation, the 3-story extended-stay hotel facility consisting of one building containing 149 units, parking garage, and all other buildings, structures, fixtures, parking areas, and other improvements presently located upon the Land (collectively, the "Improvements"); and all
                                                    ------------
          rights, titles, and interests appurtenant to the Land and Improvements, including, without limitation, all rights to receive water and wastewater capacity and utilities.

     2. All tangible personal property and fixtures (which are not part of the Improvements) of any kind attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements and owned by Seller (or acquired by Seller and so employed prior to Closing, as defined herein), including, but not limited to, all furniture, furnishings, fixtures, equipment, and signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions, all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all carpet, drapes, beds, furniture, televisions, telephones and other furnishings; and all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces, apparatus and utensils (collectively, the "FF&E").
          ------

     3. All merchandise, supplies, inventory and other items owned by Seller and used for the operation or maintenance of guest rooms, guest services, restaurants, lounges, swimming pools, health clubs, and other common areas and recreational areas located within or relating to the Improvements, office supplies and stationery, advertising and promotional materials (whether stored on the Land or otherwise), towels, washcloths, mattresses, pillows, linens and bedding, cleaning, paper and other supplies, napkins and tablecloths, upholstery material, carpets, rugs, furniture, engineers' supplies, paint and painters' supplies, employee uniforms, and pool, tennis court and other recreational area cleaning and maintenance supplies (collectively, the "Supplies").
                              --------

     4. To the extent owned by Seller and assignable, all leases, licenses, and other agreements with respect to tenancies of the nature of space leases, if any, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of tenants, licensees, and similarly situated parties thereunder, if any (collectively, the "Leases"), and all
                                                         ------
          occupancy agreements, advance booking agreements, convention reservation agreements, or other similar agreements, other than Leases demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the holder of the occupancy right and similarly situated parties thereunder (collectively, the "Occupancy
                                                          ---------
          Agreements").
          ----------

     5. To the extent owned by Seller and assignable, all prepaid rents and deposits, including, but not limited to, utility deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations or future services, made in connection with the use or occupancy of the Improvements (collectively, the "Deposits"); provided, however, that to the extent
                              --------
          Purchaser does not receive the Deposits at Closing, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the Deposits, and Purchaser agrees to assume all of Seller's liability and obligations, if any, with regard to the Deposits so received or credited.

     6. Any and all of the following to the extent owned by Seller and assignable that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Land, Improvements, FF&E, Leases, Deposits, Supplies, or Occupancy Agreements.

          1. To the extent Purchaser elects to take assignment thereof, contracts and agreements, such as labor, collective bargaining, service, or maintenance contracts, management or employment agreements, utility contracts, contracts for the purchase of supplies, insurance contracts, airline agreements, corporate account agreements, travel agency agreements, telephone service agreements, and yellow pages or other advertising agreements (collectively, the "Service Contracts");
                                    -----------------

          2. Warranties, guaranties, indemnities, and claims for the benefit of Seller (collectively, the "Warranties");
                                                      ----------

          3. Licenses permits, utility reservations, certificates of occupancy, and similar documents issued by any federal, state, or municipal authority or by any private party (collectively, the "Licenses");
                     --------

          4. Trade names, trade styles, trademarks, service marks, and other identifying material, and all variations thereof, together with all related intellectual property and goodwill (collectively, the "Tradenames");
                                    ----------

          5. Plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports to the extent in Seller's possession or control (collectively, the "Plans and
                                                                   ---------
                Specs"); and
                -----

          6. Leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements, if any (collectively, the "FF&E
                                                                         ----
                Leases").
                ------

     7. All books and records, promotional material, telephone numbers, tenant data, marketing and leasing material and forms, market studies, keys, active guest ledger, tray ledger, and other materials of any kind owned by Seller and in Seller's possession or control, or to which Seller has access or may obtain and has the right to convey and deliver which are or may be used in Seller's ownership or use of the Land, the Improvements or the FF&E, whether any of the foregoing are in hard copy form or in computerized data storage form (collectively, the "Records"); provided, however, that a copy of any such material
               -------
          which constitutes a part of Seller's continuing business or financial records may be retained by Seller.

     8. Seller's petty cash, cash drawers, and house accounts as of 2:00 A.M. on the Closing Date (defined below), but excluding Seller's accounts receivable, reserves, and bank accounts (the "Cash and
                                                                 --------
          Equivalents"). The Cash and Equivalents shall be separately paid for
          -----------
          by Purchaser by adding the amount thereof to the Purchase Price at Closing.

The above listed items are herein collectively called the "Property."
                                                           --------

     Section 2.     Purchase Price. The price for which Seller shall sell and
                    --------------
                convey the Property to Purchaser, and which Purchaser shall pay to Seller, is $7,700,000 (the "Purchase Price"), to be paid in
                                               --------------
                cash or cash equivalent as set forth in Section 9.(a)(1), subject to adjustment as provided herein. Subject to adjustments in accordance with the terms of this Agreement, the Purchase Price shall be allocated among the Land, Improvements, FF&E, and the other components of the Property in the manner determined by Purchaser and

                Seller prior to the end of the Contingency Period (defined below), provided that $400,000 of the Purchase Price shall be allocated to the cancellation of the existing management agreement for the Property. At Closing, at Purchaser's option, either Seller shall pay up to $130,000 of any loan origination or other related financing fees incurred by Purchaser relating to its acquisition of the Property or Purchaser shall receive a credit of $130,000 against the Purchase Price.

     Section 3.     Earnest Money. Within three business days after the
                    -------------
                execution hereof, Purchaser shall deliver to Heritage Title Company of Austin, Inc., 98 San Jacinto Boulevard, Suite 400, Austin, Texas 78701, Attn: Brenda Hindsman (the "Title
                                                                 -----
                Company"), a check in the amount of $25,000 which the Title
                -------
                Company shall immediately deposit in an interest-bearing account until the Earnest Money is delivered pursuant to the provisions hereof. The term "Earnest Money" means the amount so deposited
                                  -------------
                by Purchaser, together with all interest earned thereon while in the custody of Title Company. Seller and Purchaser stipulate that Purchaser's agreement to so deposit the Earnest Money is sufficient consideration to support this Agreement notwithstanding Purchaser's rights under Section 5; however, if Purchaser does not timely deposit the Earnest Money, then this Agreement shall terminate and be of no further effect.


     Section 4.     Delivery of Information by Seller.
                    ---------------------------------

     1. Within ten days after the date of this Agreement, Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:

          1.        commitment for Title Insurance (the "Title Commitment") from
                                                         ----------------
                the Title Company setting forth the status of the title of the Land, and the Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land, and the Improvements;

          2. true, complete, and legible copies of all documents referred to in the Title Commitment and tax certificates showing the current outstanding ad valorem taxes due on the Land and the Improvements (the "Title Documents"); and
                                   ---------------

          3. current searches of all uniform commercial financing statements filed with the office of the Secretary of State of Texas and the County Clerk of the County where the Land is located (collectively, the "UCC Search"), against Seller
                                            ----------
                reflecting all effective financing statements then of record relating to the Property or any part thereof.

     2. Within ten days after the date of this Agreement, Seller, at its expense, shall deliver or cause to be delivered to Purchaser a survey (the "Survey") consisting of a plat and field notes prepared by a
                ------
          licensed surveyor acceptable to Purchaser and Title Company, which Survey shall reflect the actual dimensions of, and area within, the Land, the location of any easements, rights-of-way, setback lines, encroachments, or overlaps thereon or thereover, and the outside boundary lines of all improvements, identify by recording reference all easements, rights-of-way, setback lines, and other matters referred to in the Title Commitment, include the surveyor's registered number and seal, the date the Survey was performed, and a certificate satisfactory to Purchaser, reflect that there is access to and from the Land from a publicly dedicated street or road, be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the owner's policy of title insurance to be delivered pursuant to Section 9, reflect any area within the Land that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special or increased flooding hazards, and vii. in general, comply with the requirements of the Texas Society of Professional Surveyors for a Category 1A, Condition II survey. For purposes of the property description to be included in the special warranty deed to be delivered pursuant to Section 9, the field notes prepared by the surveyor shall control any conflicts or inconsistencies with Exhibit A
                                                                       ---------
          and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser.

     3. As soon as practicable but in no event later than ten days after the date of this Agreement, Seller, at its expense, will deliver to Purchaser true, correct and complete copies (or where specifically indicated, original counterparts) of the following, together with all amendments, modifications, renewals or extensions thereof (provided, however, in the event that the Closing does not actually occur, Purchaser shall return such information to Seller):

          1. All Warranties relating to the Property or any part thereof which are still in effect;

          2. Financial statements, operating statements, budgets and Federal and State income tax returns relating to the Property, to the extent that such items have been prepared, for the current year to date and each of the years prior to the year of this Agreement that Seller has owned the Property (the "Financial Statements"), and, to the extent not reflected in
                 --------------------
                such items and reasonably available to Seller, itemization of annual insurance premiums for each such year for fire, extended coverage, workers' compensation, vandalism and malicious mischief, general liability, business interruption, rents and other forms of insurance shown thereon; expenses incurred for water, electricity, natural gas, sewer and other utility charges; total rents and revenues collected from tenants and from hotel guests and other patrons of the Property;

                management fees; maintenance, repairs and other expenses relating to the management and operation of the Property; historical occupancy statistics for the Property; and all capital expenditures made during the aforementioned periods;

          3.        All Licenses;

          4. Copies of all documents, filings, and instruments relating to the Tradenames;

          5. All of the most recent real estate and personal property tax statements with respect to the Property and notices of appraised value for the Land and Improvements;

          6. To the extent in Seller's possession or control or readily obtainable without material expense, all engineering and architectural plans, drawings and specifications relating to the Property, as well as copies of any environmental reports, engineering reports and subsurface or soils studies affecting the Property. If the Property is purchased by Purchaser, to the extent assignable, all such documents and information shall thereupon be and become the property of Purchaser without payment of any additional consideration therefor;

          7. All Service Contracts and a schedule of such Service Contracts including, without limitation, a schedule of media and advertising commitments and programs (the "Schedule of Service
                                                           -------------------
                Contracts");
                ---------

          8.        All Leases, if any, a schedule of any such Leases ("Schedule
                                                                        --------
                of Leases") and all agreements for real estate commissions,
                ---------
                brokerage fees, finder's fees or other compensation payable by Seller in connection therewith which would be binding on Purchaser after Closing, if any;

          9. To the extent in Seller's possession or control, all notices received from governmental authorities in connection with the Property within the most recent 12 months;

          10. A list of all current employees of Seller at the Property and their salaries or wages and all employment benefits accompanied by copies of their employment agreements and/or union contracts, if any;

          11. All FF&E Leases, if any, and a schedule of any such FF&E Leases (the "Schedule of FF&E Leases");
                             -----------------------

          12. Seller's guest comments results and call reports relating to potential customers, if any, with respect to the Property;

          13. The most recent inventory of the FF&E and Supplies to the extent such inventory exists;

          14. A schedule of Deposits and the utility reservations (the "Schedule of Deposits and Utility Reservations");
                 ---------------------------------------------

          15. Standard market segment reports identifying the aggregate segments by month for 1996 and including the number of room nights and rate information, and group business information for 1996 (as well as tentative and other booking information for 1997) identifying only the top five (5) clients in each group segment, the number of groups, the average daily rates, the receivables by collection category, any special series (such as transportation or food and/or beverage service) included in the rate or otherwise committed, and the termination dates of the various agreements giving rise to the foregoing. Purchaser agrees that it shall not make use of the names of Seller's clients disclosed in the above information for competitive purposes prior to Closing or if this Agreement does not close;

          16. Copies of all records or other information relating to advance bookings for the Property; and

          17. Such other documents or information to the extent in Seller's possession or control as may be reasonably requested by Purchaser no later than 20 days after the execution hereof.

     Section 5.     Right of Inspection; Contingency Period.
                    ---------------------------------------

     1. From the date of execution hereof to the Closing Date, Seller shall afford Purchaser and its representatives a continuing right to inspect, at reasonable hours, the Property, and all books, records, contracts, and other documents or data pertaining to the ownership, operation, or maintenance of the Property; however, in conducting its inspection Purchaser shall not unreasonably interfere with the business and operations of Seller. Further, Purchaser shall indemnify, defend and hold Seller harmless from all costs, damages and liabilities arising out of Purchaser's inspection of the Property.

     2. If for any reason Purchaser, in its sole discretion, is not satisfied with the Property, then Purchaser may terminate this Agreement in accordance with Section 13.(b), by delivering to Seller a written notice of termination at any time during the period from the date hereof until 5:00 p.m. Dallas, Texas time, December 23, 1996 (the "Contingency Period"). The Contingency Period shall be extended for
           ------------------
          each day Seller is late in delivering the items required under Section 4 (other than Section 4.(c)(17)) which are material to this transaction. If Purchaser does not so terminate this Agreement prior to the expiration of the Contingency

          Period, Purchaser shall have waived its right to terminate this Agreement under this Section 5.

     3. Purchaser and Purchaser's authorized representatives, auditors, agents, employees and lenders shall have the right, prior to the end of the Contingency Period, at Purchaser's expense, to enter upon and pass through the Property during normal business hours and upon at least 24 hours prior notice to Seller to examine and inspect the then existing books, records, surveys, plans, specifications, permits, certificates of occupancy and other files that are relevant to the management, ownership, operation, use, occupancy, construction or leasing of the Property, which are in Seller's possession or control, and which have not been otherwise provided to Purchaser as required elsewhere herein. No access will be allowed with respect to the Occupancy Agreements or guest room bookings other than the information required in Section 4.(c)(15) above. In addition, Purchaser may, upon at least 24 hours prior notice to Seller, have its agents, employees or auditors conduct an audit (the "Audit") of the books and records of
                                             -----
          the Property which Audit shall be performed during the Contingency Period and shall be performed as one generally continuous inspection and not subject to periods of interruption or delay, the intention being that Purchaser and its representatives, auditors, agents, employees and lenders will make their best efforts to minimize disruption of Seller's business while still being allowed the opportunity fully to review, examine and inspect all such matters. In connection with Purchaser's inspections and studies during the Contingency Period, upon at least 24 hours prior notice to Seller, Purchaser may engage in discussions with the Property's General Manager, Controller, Director of Engineering, and Director of Marketing. Purchaser and its representatives and employees shall not unreasonably interfere with the operation of the Property or the right to privacy of guests and patrons of the Property. Further, and not in limitation of Section 4.(c)(2) above, Purchaser's representatives shall have access to all financial and other information relating to the Property sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the "SEC") and to enable them to prepare a
                                    ---
          registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser. Prior to the end of the Contingency Period, Seller shall also provide to Purchaser's representatives a signed representation letter sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property; provided, however, that any information provided by Seller in such letter shall be limited to Seller's actual knowledge and shall not expand the representations and warranties made by Seller in this Agreement. During the Contingency Period, Seller and Purchaser shall agree to the form of such letter.


     4. Prior to the expiration of the Contingency Period, Purchaser shall notify Seller in writing of any items of deferred maintenance, repairs or replacements of any of the Improvements and the reasonable estimated cost to remedy such matters, including without limitation those relating to the parking lot (the "Deferred Maintenance"). Seller
                                                  --------------------
          shall use its best efforts to perform the Deferred Maintenance prior to Closing, provided that Seller shall not be required to spend more than $40,000 for such Deferred Maintenance. If the Deferred Maintenance is not completed by Closing, Purchaser may, at Purchaser's option, elect to receive a credit towards the Purchase Price in the amount of such outstanding Deferred Maintenance, or require the amount of such outstanding Deferred Maintenance to be held in escrow out of the proceeds of the Purchase Price pending Seller's full performance of the Deferred Maintenance, the form of such escrow agreement to be negotiated by the parties in good faith before the Closing Date.

     Section 6.     Title; Environmental Matters.
                    ----------------------------

     1.         Title. Purchaser may, during the Contingency Period, object in
                -----
          writing to any liens, encumbrances, and other matters reflected by the Title Commitment, Title Documents, UCC Search or Survey (any such objection is herein called an "Objection Notice"). All liens and
                                         ----------------
          encumbrances to which Purchaser so objects shall be "Non-Permitted
                                                               -------------
          Encumbrances;" if no Objection Notice is given during the Contingency
          ------------
          Period, all matters reflected by the Title Commitment, Title Documents, UCC Search, or Survey, other than liens, shall be "Permitted Encumbrances." Seller may, but shall not be obligated to,
           ----------------------
          cure or remove the Non-Permitted Encumbrances and give Purchaser written notice thereof within ten days after Seller's receipt of the Objection Notice (the "Cure Period"); however Seller shall be
                                 -----------
          obligated to cure, remove or bond or insure around by Closing all mortgages, deeds of trust, judgment liens, mechanic's and materialmen's liens, and other liens against the Property, whether or not Purchaser timely objects thereto. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed, cured, or bonded or insured around and timely written notice thereof to be given to Purchaser, then Purchaser may either terminate this Agreement in accordance with Section 13.(b) by delivering to Seller notice thereof within ten days after the expiration date of the Cure Period or purchase the Property subject to the Non-Permitted Encumbrances (other than liens that Seller is obligated to cure, remove, or bond or insure around), in which case such Non-Permitted Encumbrances shall be Permitted Encumbrances. Non-delinquent taxes and matters hereafter specifically approved in writing by Purchaser shall be Permitted Encumbrances.

          If Seller fails to cure, remove, or bond or insure around any liens affecting the Property by Closing, Purchaser may pay such liens and deduct the amount paid therefor from the Purchase Price. If any matters affecting title arise between the date of the Title Commitment and Closing which are created or caused by Seller and are not cured by Seller before Closing, then Purchaser may,
at its option,                (1)     terminate this Agreement by delivering
                                      written notice thereof to Seller, in which case, the Earnest Money shall be returned to Purchaser and, if such title defect was caused by Seller, Seller shall pay to Purchaser all out-of-pocket costs incurred by

                                      Purchaser in connection with or under
                                      this Agreement, its due diligence, and
                                      other matters relating to the Property
                                      ("Purchaser's Contract Costs," which shall
                                        --------------------------
                                      include, without limitation, reasonable
                                      attorneys' fees and expenses), or reduce the Purchase Price by the amount reasonably determined by Purchaser to be necessary to cure such title defects and proceed with Closing.


     2.         Environmental Matters. In connection with its inspections of the
                ---------------------
          Property, Purchaser may perform environmental investigations and audits of the Property. If any such environmental investigation or audit reveals the presence of Hazardous Materials on, under, or about the Property, Purchaser may terminate this Agreement in accordance with Section 13.(b) by delivering written notice thereof to Seller on or before the last day of the Contingency Period, in which case the entire Earnest Money shall be returned to Purchaser.

     Section 7.     Seller's Representations and Warranties. Seller represents
                    ---------------------------------------
                and warrants to Purchaser that:

     1. Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

     2. To Seller's current, actual knowledge, there are no actions, suits, claims, assessments, or proceedings pending or threatened that could affect the ownership, operation, or maintenance of the Property, the zoning classification thereof, or Seller's ability to perform hereunder, nor are there any special assessment proceedings pending or affecting the Property.

     3. The Improvements have been constructed in a good and workmanlike manner, free from defects in workmanship and material and, to the best of Seller's current, actual knowledge, do not require any repair or replacement other than minor, routine maintenance not aggregating in excess of $5,000, other than repairs to the parking lot, and have been constructed and are being occupied, maintained, and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and Seller has received no notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply. A certificate of occupancy has been duly issued with regard to the Improvements.

     4. Seller is the owner of all Personalty free and clear of all liens, claims, or encumbrances except liens and security interests that will be released at or before Closing and, to Seller's current, actual knowledge, all items of Personalty are in good working order and condition.

     5. All bills and other payments due with respect to the ownership, operation, and maintenance of the Property have been paid or will be paid prior to Closing in the ordinary course of business.

     6. During the period of Seller's ownership, the Property, and to the best of Seller's current, actual knowledge, any adjacent property, has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Solid waste, petroleum, or petroleum products have not been handled by Seller on the Property, or to the best of Seller's current, actual knowledge, any adjacent property, such that they may have leaked or spilled onto the Property or contaminated the Property and, to Seller's current, actual knowledge, neither the Property nor any adjacent property contains any Hazardous Materials. "Hazardous Materials" means any petroleum
                                -------------------
          products, flammables, explosives, radioactive materials, asbestos, radon, or other hazardous waste including without limitation substances defined as "hazardous substances," "hazardous materials", "toxic substances," in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conversation and Recovery Act, or any other law regulating the discharge of materials into, or otherwise pertaining to, the environment.

     7. All utilities and services necessary for construction and operation of the Improvements (including, without limitation, road access, gas, water, electricity, cable, and telephone) are available at the boundary of the Property and are of sufficient capacity to meet adequately all needs and requirements necessary for the Improvements and the current use thereof, and all tap fees and other connection charges for such utilities and services have been paid. To Seller's current, actual knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities or services to the Property. To Seller's current, actual knowledge, no building or other improvement not included in any part of the Property relies on any part of the Property to fulfill any zoning, building code parking, open space, or other requirements under applicable restrictive covenants or any applicable laws, ordinances or regulations. Seller has no responsibility for maintenance of off-site pumps, lines, lift stations, or other facilities.

     8. All of the exhibits attached hereto, all information delivered pursuant to Section 4, and all other information hereafter delivered to Purchaser by Seller shall contain a full, complete, and accurate statement of the matters referred to therein. Seller knows of no facts nor has Seller failed to disclose any fact that would prevent Purchaser from using and operating the Property as an extended-stay hotel facility.

     9. Seller has good and indefeasible fee simple title to the Land, free and clear of all liens (other than the deed of trust lien in favor of Bank One, Texas, National Association) and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, the Property.

     10. Seller has not entered into any employment or collective bargaining agreement with respect to the Property. There are no labor disputes, organizational campaigns, or union contracts existing or under negotiation with respect to the Property or the operation thereof. There are no employees engaged in the operation or maintenance of the Property for whom Purchaser will be responsible after Closing.

     11.        Attached as Schedule 7(l) is a complete and correct list of all
                            ------------
          insurance policies maintained by Seller for the Property, describing the coverage afforded thereby.


     l2.        Attached hereto as Schedule 7(m) is a complete and correct list
                                   ------------
          of all Service Contracts setting forth the identity of the parties thereto, the date of such agreement, the consideration payable thereunder, the services to be rendered thereunder, and the expiration date thereof. Except as otherwise expressly indicated on Schedule
                                                                   --------
          7(m), all of the Service Contracts are cancelable on 30 or fewer days
          ---
          notice, without payment of any cancellation consideration.

     13. All financial statements, reports, rent rolls, and other data, including but not limited to information concerning gross rental income, operating expenses, debt service, and cash flow statements heretofore furnished by Seller to Purchaser relative to the Property are true and correct in all material respects and fully and accurately present the financial condition, the financial results, or other subject matter thereof as of the dates thereof. All such statements, reports, information, and other data hereafter furnished by Seller to Purchaser shall be true and correct in all material respects and shall fully and accurately present the financial condition, the financial results, or other subject matter thereof as of the dates thereof. Seller disclaims any representation or warranty as to the future operations or profitability of the Property.

     14. The current zoning classification of the Property is GO, LO, and CS-1 (with a special permit site plan) to Seller's current, actual knowledge, the Improvements have been constructed and are being occupied and maintained in compliance therewith; and there are no proceedings pending or, to Seller's current, actual knowledge, contemplated to alter such zoning classification.

     15. To Seller's current, actual knowledge, in all material respects the Schedule of Service Contracts, Schedule of FF&E Leases, Schedule of Leases, and Schedule
          of Deposits and Utility Reservations, when delivered, will be a true, correct, and complete list of all Service Contracts, all FF&E Leases, all Leases, and all Deposits and Utility Reservations in effect at that time, the copies of the Service Contracts, FF&E Leases, and Leases when delivered to Purchaser will be true, complete and correct copies of such Service Contracts, FF&E Leases, and Leases (including, without limitation, all amendments, modifications, renewals, and extensions thereof), there are and will be no written or oral agreements of any kind (other than as provided in clause (iv) below and other than guest room bookings) binding on the Property or on Purchaser after Closing, other than the Service Contracts, FF&E Leases, Leases and Occupancy Agreements, there are and will be no other written or oral agreements binding on the Property or on Purchaser after Closing with any tenants, licensees, franchisees, concessionaires or other persons or entities (collectively, "Tenants,"
                                                                       -------
          and individually, "Tenant") or any guarantors of the Tenants'
                             ------
          obligations (collectively, "Guarantors," and individually,
                                      ----------
          "Guarantor") relating to their use or occupancy other than those
           ---------
          permitted under Section 8.(b)(5) of this Agreement, the Service Contracts, FF&E Leases, Leases and Occupancy Agreements are in full force and effect and, to Seller's current, actual knowledge, no default (beyond applicable grace or cure periods) exists thereunder and no condition exists that, with the giving of notice or passage of time, or both, would constitute a default, no Tenant has made any claim of any right of offset, and to Seller's current, actual knowledge, the information provided under Section 4.(c)(15) above, when delivered, will reflect the information contained in the Occupancy Agreements and guest room bookings which is neither inaccurate nor incomplete in any material respect. The term "Tenant" shall refer only to tenants under Leases and not guests of the Property.


     16. Seller has received no notice, and has no current, actual knowledge, that it lacks any permit, license, or certificate of authority necessary for the present use and occupancy of the Improvements.

     17. To Seller's current, actual knowledge, Seller and the Property are in compliance in all material respects (i) with all terms and conditions of all notices, permits, licenses, registrations, certificates of occupancy, applications, consents, zoning and/or building code restrictions, variances, notices of intent, and/or other authorizations which are required for the use or operation of the Property, (ii) with all applicable laws, rules, regulations, ordinances and orders in effect as of the date hereof promulgated by any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, or any applicable judicial or administrative decision that relate to the Property, and (iii) with all limitations, requirements, restrictions, conditions, standards, prohibitions, schedules and timetables contained in any of the foregoing.

     18. To Seller's current, actual knowledge, the use by Seller of any of the Tradenames does not infringe any United States or state trademark, service mark, or trade name laws existing at the Closing, or constitute actionable appropriation of rights with respect to any other person, business or entity.

     19. All of Seller's or its manager's employees at the Property shall be terminated as of the day before the Closing Date unless Purchaser agrees otherwise prior to Closing. Except as provided in the first sentence of this section, Purchaser will in no way be obligated for any employees, or union contracts with respect to employees, employed by Seller or its manager with regard to the Property either before or after the Closing. In particular, neither Seller nor its manager will, between the date hereof and the date of Closing, enter into any new employment or union contracts or agreements or hire any new employees that will be binding on Purchaser on or after the Closing. Except as provided in the first sentence of this section, Purchaser will not be obligated to give or pay any amount to any employee of Seller or Seller's manager. Purchaser shall not have any liability under any pension or profit sharing plan that Seller or its manager may have established with respect to the Property or their or its employees. It is expressly agreed that Seller shall be and remain liable for all accrued salaries, wages, bonuses, profit-sharing, and other compensation, vacation, sick leave, seniority, worker's compensation, and welfare benefits, deferred compensation, savings, pension, profit sharing, 401(k), and retirement plans, and insurance and other benefits of all employees of the Property whether or not re-employed by Purchaser and for all liabilities of whatever kind (including without limitation those arising under COBRA) with respect to all employees of the Property who are not employed by Purchaser, and Seller hereby indemnifies Purchaser with respect to the foregoing.

     20. To Seller's current, actual knowledge, neither the Property nor any portion thereof is (i) listed, or eligible to be listed, in any national, state or local register of historic places or areas, or
          (ii) located within any designated district or area in which the permitted uses of land located therein are restricted by regulations, rules or laws other than those specified under local zoning ordinances.

     21. To Seller's current, actual knowledge, except as provided in the Permitted Exceptions, there are no, and it has not received any written notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property and any of same which are Permitted Exceptions shall be current as of the Closing Date. Otherwise, all real estate, personal property, sales, and other taxes assessed against the Seller in connection with the Property or the operation of the Property which are due and payable have been paid in full or will be paid in full by Seller by the Closing Date.

     22. Not in limitation on any other provision hereof, there are no cross-use, mutual access or similar agreements of any kind binding upon Seller or the Property and benefitting any other person, entity, or property, except as may be disclosed in the Title Commitment.

If              (1) any of Seller's representations and warranties set forth in this Section 7 are untrue in any material respect, or at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 7, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the right to terminate this Agreement in accordance with Section 13.(b) by delivering notice to Seller at any time at or before the Closing, in which case the entire Earnest Money shall be refunded to Purchaser and, if any representation or warranty is untrue in any material respect or Seller causes a material change with respect to the matters represented and warranted by Seller, Seller shall reimburse Purchaser for all of Purchaser's Contract Costs. All of Seller's representations and warranties shall survive the Closing; provided, however, that Purchaser may not maintain an action for breach of such representations and warranties unless it shall have given Seller written notice of such breach in reasonable detail not later than a date which is one year from the Closing Date.

     Section 8.     Seller's Covenants. Seller hereby covenants as follows (a
                    ------------------
                breach of which shall entitle Purchaser to terminate this Agreement in accordance with Section 13.(b) by delivering notice to Seller at any time at or before the Closing, in which case the entire Earnest Money shall be refunded to Purchaser, and Seller shall reimburse Purchaser for all of Purchaser's Contract Costs):

     1.         New Agreements. While this Agreement is in effect Seller
                --------------
          will not, without the prior written consent of Purchaser, execute any Service Contract or Lease, amend or alter in any respect any Service Contract or Lease, terminate any Service Contract or Lease or enter into any other agreement affecting the Property relating to the design, construction, or operation thereof (including, without limitation, those relating to the acquisition and installation of FF&E), except as may be approved by Purchaser, in its reasonable discretion, and except for guest room bookings in the ordinary course of business. Purchaser shall not unreasonably delay its response to any request by Seller for Purchaser's approval under this Section 8.(a). In determining whether to grant its approval, Purchaser may consider, among other matters, its intended use, design, and image of the Improvements.

     2.         Interim Operation. Seller hereby covenants and agrees that
                -----------------
          between the date of this Agreement and Closing, Seller shall (in all cases consistent with past practices):

          1. Operate, manage, and maintain the Property consistent with Seller's prior practice and as a reasonable and prudent operator of similar hotels in the same competitive market would operate, manage, and maintain the Property, including, without limitation, (a) using reasonable efforts to keep available the services of its present employees at the Improvements and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Property, (b) accepting booking contracts for the use of the Property facilities on terms not less favorable than the terms typically arranged by Seller as of the date of this Agreement and retaining such bookings consistent with prior practice, (c) maintaining the current level of advertising and other promotional activities for Property facilities, (d) maintaining its books of accounts and records in the usual, regular, timely, and ordinary manner, in accordance with accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, (e) remaining in substantial compliance with all current license and franchise agreements, and (f) maintaining the present level of insurance with respect to the Property;

          2. Not commit waste of any portion of the Property affecting the value of the Property in any material respect;

          3. Keep and maintain the Property in a state of repair and condition consistent with the requirements of clause 8.(b)(1) above;

          4. Keep, observe, and perform all its obligations under the Leases, the FF&E Leases, the Service Contracts, the Licenses, and all other applicable contractual arrangements relating to the Property;

          5. Not enter into (a) any new agreements of the nature of the Occupancy Agreements or any amendments, modifications, renewals or extensions of any existing Occupancy Agreements that are not consistent with Seller's prior practice at the Property, or (b) any new agreements of the nature of the Service Contracts, FF&E Leases, or Leases or any amendments, modifications, renewals or extensions of any existing Service Contracts, FF&E Leases, or Leases without Purchaser's prior written consent, except that Seller shall not be required to obtain Purchaser's consent to any new agreement or to any renewal or extension specifically permitted under the terms of an existing Service Contract, FF&E Lease, or Lease on terms consistent with prudent commercial practice, provided that any such new agreement or renewal or extension shall be terminable without penalty on not more than 30 days' notice, for Service Contracts and FF&E Leases, and shall not exceed a term of 6 months, for Leases, or in any case costs in excess of $10,000.00, without Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed; provided that Seller shall deliver to Purchaser a copy of any such new agreement or renewal or extension whether or not such consent is required under this Section 8.(b)(5);

          6. Not cause or permit the removal of FF&E from the Property except for the purpose of discarding and replacing, where needed or appropriate, worn items, and timely make all repairs, maintenance, and replacements to keep the Property and all FF&E in good operating condition;

          7. Keep supplies adequately stocked, consistent with Seller's prior practice, as if the sale of the Property hereunder was not going to occur, including without limitation, maintaining linens and bath towels and washcloths at least at a 3-par level for all guest rooms in the Property;

          8. Not grant any bonus, free rent, rebate or other concession to any present or future Tenant, not otherwise specifically granted in the operative Lease, without Purchaser's prior written consent;

          9. Advise Purchaser promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which Seller becomes aware of being instituted or threatened after the date of this Agreement;

          10. Comply with all matters of the nature of the matters described in subsections 7.(f) and 7.(q) above;

          11. Not sell or assign or enter into any agreement to sell or assign, or to create or permit to exist (as of Closing) any lien or encumbrance (other than a Permitted Exception) on the Property or any portion thereof;

          12. Not allow any License or other right currently in existence with respect to the operation, use, occupancy or maintenance of the Property to expire, be canceled or otherwise terminated without Purchaser's prior written consent;

          13. Except to the extent consistent with prior practice, not cancel any existing booking contracts for the use of Property facilities or new booking contracts obtained by Seller after the date of this Agreement; and

          14. Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the date on which the payment thereof is due.

     3.         Limitation on Further Sales Efforts. Seller shall not
                -----------------------------------
          execute other offers prior to the termination of this Agreement in accordance with its terms and shall not market the Property after the Contingency Period has expired and Purchaser is fully committed to the transaction as contemplated herein, subject to the terms hereof.

     4.         Shadow Management. Solely for the purpose of assisting
                -----------------
          Purchaser in connection with Purchaser's transition to ownership, Seller shall permit Purchaser to establish and maintain a shadow management operation with respect to the Property no earlier than two
          (2) weeks prior to the Closing Date. Personnel from Purchaser's shadow management operation shall have reasonable access during normal business hours to all books, records and other information in the possession or control of Seller or its agents concerning the Property and shall have the right (at Purchaser's expense) to establish duplicate books and records in order to effect a smooth transition in the ownership and management of the Property; provided, however, that Purchaser and its shadow management operation and employees i. shall not unreasonably interfere with the normal management and operation of the Property, ii. shall hold all information acquired from such books and records confidential in accordance with the provisions of this Agreement, iii. shall repair any damage to the physical condition of the Property caused by Purchaser or its agents in any such shadow management operation, and iv. shall not be deemed to have assumed management responsibilities prior to Closing by virtue of such shadow management.

     Section 9.     Closing. The closing (the "Closing") of the sale of the
                    -------                    -------
                Property by Seller to Purchaser shall occur on December 31, 1996 (the "Closing Date"), in the offices of Title Company commencing
                      ------------
                at 10:00 a.m., Dallas, Texas time. Purchaser may elect to accelerate the Closing Date by delivering written notice thereof to Seller specifying the accelerated Closing Date. At the Closing the following, which are mutually concurrent conditions, shall occur:

     1. Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:

          1. wire transfer or other immediately available cash funds, in the amount of the Purchase Price adjusted in accordance with
                Section 1.(h) and 10; and

          2. evidence satisfactory to Seller and Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

     2. Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:

          1.        Special Warranty Deed in the form of Exhibit B, fully
                                                         ---------
                executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances.

          2.        Bill of Sale and Assignment in the form of Exhibit C, fully
                                                               ---------
                executed and acknowledged by Seller, assigning, conveying, and transferring to Purchaser all of the Property other than the Land and Improvements;

          3. an Assignment and Assumption of all of the Leases, FF&E Leases, Service Contracts, and Occupancy Agreements, in the form of Exhibit E, which Purchaser shall execute at Closing;
                   ---------
          4. Owner policy of title insurance in the amount of the Purchase Price issued by Title Company, insuring that Purchaser is the owner of the Land, and Improvements subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas standard form owners policy of title insurance; however, the standard exception for discrepancies, conflicts, or shortages in area shall be deleted except for "shortages in area," the rights of parties in possession shall be limited only to those holding under the Leases, the standard exception for taxes shall be limited to the year in which the Closing occurs, and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, and such policy shall have no exceptions for restrictive covenants except for restrictions that are Permitted Encumbrances;

          5. current certificate issued by a company acceptable to Purchaser reflecting that since the date of the searches furnished pursuant to Section 4.(a) no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of the Secretary of State of the State of Texas or the County Clerk of Travis County with reference to the Property;

          6. evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

          7. certificate executed by Seller stating that, as of the Closing Date, each of Seller's representations and warranties set forth in Section 7 is true and correct in all material respects, except as previously disclosed by Seller to Purchaser pursuant to the provisions of Section 7;

          8.        certificate in the form of Exhibit D meeting the
                                               ---------
                requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller;

          9. to the extent not previously delivered to and in the possession of Purchaser, all Plans and Specs, all keys, access cards, and combinations for the Property (which shall be properly tagged for identification), all Records, and all Licenses;

          10. to the extent permitted under applicable law, documents of transfer necessary to transfer to the Purchaser Seller's employment rating for workmen's compensation and state unemployment tax purposes;

          11. fully executed and effective terminations of all management agreements with respect to the Property;

          12. an assignment of Seller's rights to the Tradenames in form necessary to evidence such assignment with the U.S. Office of Patents and Trademarks, with the cost of such filing to be paid by Seller; and

          13. such other instruments as are customarily executed in Texas to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller relating to the Property and Seller will no longer have any rights, titles, or interests in and to the Property.

     3. Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date in accordance with Section 10, and shall indemnify and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys' fees expended by Purchaser in connection therewith. Purchaser shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date in accordance with Section 10, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 7, and Purchaser shall indemnify and hold harmless Seller from such costs and liabilities and from all reasonable attorneys' fees expended by Seller in connection therewith. This Section 9.(c) shall survive the Closing.

     4. Title Company shall return the Earnest Money to Purchaser or, at Purchaser's option, apply the Earnest Money to the Purchase Price.

     5. Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except pursuant to the Occupancy Agreements, but subject to the Permitted Encumbrances.

     Section 10.     Prorations.
                    ----------

     1.         Closing Prorations. All income and expenses with respect to
                ------------------
          the Property, and applicable to the period of time before and after Closing determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as set forth herein. Unless otherwise explicitly provided in this Agreement, Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all income and responsible for all expenses for the period or time, after and including the Closing Date. At Closing, the following items of revenue and expense shall be prorated, adjusted and appropriated as of 12:01 A.M. (except as otherwise provided) on the Closing
Date:

     1.       Property Taxes. Real estate taxes, personal property or use taxes,
              --------------
         assessments (special or otherwise), and sewer rents, on the basis of the best available estimates for such taxes, assessments and rents that will be due and payable on the Property for the calendar year in which the Closing occurs. As soon as the exact amount of such taxes, assessments and rents for such calendar year is ascertained, Seller and Purchaser shall readjust the amounts thereof to be paid by each party to the end that Seller shall pay for those such taxes, assessments and rents attributable to the period of time prior to the Closing Date, and Purchaser shall pay for same which are attributable to the Closing Date and thereafter.

     2.       Operating Costs. All costs and expenses of operating the Property,
              ---------------
         including without limitation amounts paid or payable under the Service Contracts, the FF&E Leases, the Leases, the Occupancy Agreements, and the Licenses.

     3.       Lease Rents.  Rents under Leases and other revenues as and when
              -----------
         collected.

     4.       Revenues. Guest, convention, room, food,
              --------
         beverage, and all other charges and revenues for services rendered and the operation of all departments of the Property, including, but not limited to, advance payments under booking agreements for rooms, facilities and services of the Property and any other revenues, as and when collected, provided, however, that room rental receipts through the night before Closing shall belong to Seller, though Seller shall be responsible for all room maid service costs for such night. All cash, checks, and other funds, and all other notes, security and other evidence of indebtedness located at the Property on the Closing Date and balances on deposit to the credit of the Seller with banking institutions are and shall remain the property of the Seller and are not included in this sale. The amount of the Cash and Equivalents shall be added to the Purchase Price.

     5.       Miscellaneous. Fees and expenses for music, entertainment, trade
              -------------
         association dues, trade subscriptions, coin machine income, and washroom and checkroom income.

     6.       Deposits. Purchaser shall receive a cash credit
              --------
         in an amount equal to the sum of all prepaid rentals and all security deposits, utility deposits, cleaning fees and deposits and other deposits paid under any Lease or otherwise and not properly applied as of the Closing to a monetary obligation of the related Tenant. Seller shall receive a cash credit for all utility deposits which are transferred to Purchaser.

     7.       Sales Taxes. All sales, use and occupancy taxes, if any, due or to
              -----------
         become due in connection with revenues received from the Property prior to the time of proration as set forth herein, and all sales, use and occupancy taxes, if any, payable in connection with any of the transactions contemplated by this Agreement will be paid by Seller. Seller shall be entitled to receive any rebates or refunds on such taxes paid by Seller prior to the Closing.

2.       Reconciliation and Final Payment. Seller and Purchaser shall reasonably
         --------------------------------
   cooperate after Closing to make a final determination of the prorations required hereunder. Upon the final reconciliation of the prorations under
   Section 10, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

3.       Accounts Payable. Seller shall retain and be responsible for the
         ----------------
   payment of all accounts payable and other debts relating to the Property which have accrued prior to or as of the Closing and payable after the Closing to the extent the Purchase Price is not adjusted in favor of Purchaser under the proration provisions of Section 10 of this Agreement for such accounts payable and other debts. Purchaser shall be responsible for the particular accounts payable relating to the Property arising and accruing after the Closing to the extent the Purchase Price is not adjusted in favor of Seller under the same provisions.

4.       Accounts Receivable. Purchaser shall not be obligated to collect any
         -------------------
   accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Purchaser collects same, such amounts will be remitted at least once a month to Seller in the form received. These amounts shall specifically include, without limitation, amounts collected from any taxing authority on account of a successful tax contest resulting in a recovery of previously paid taxes; to the extent any such tax recovery applicable to the period prior to the Closing Date is in the form of credits or rebates in tax periods after the Closing Date, the cash amount equivalent to such credits or rebates attributable to the period prior to the Closing Date shall be promptly paid by Purchaser to Seller. If Purchaser collects any accounts receivable or revenues which are not attributed to any particular period, Purchaser shall use reasonable efforts to ascertain from the payor the applicable period to which such receivables or revenue apply, but if Purchaser is unable to do so, it will be presumed that they first apply to post-Closing periods. Purchaser acknowledges that following the Closing, Seller is permitted to collect accounts receivable accrued prior to the Closing Date.

Section 11.        Commissions. Seller has agreed to pay a commission to Mark
                   -----------
                W. Lewis, Steve Fulton and Charlie Anderson, as provided in a separate written agreement, upon the consummation of Closing. Except as set forth in the preceding sentence, Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys' fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party. As provided for in the Texas Real Estate License Act, Purchaser is advised to have an abstract of title with regard to the Property examined by an attorney of its choice, or to obtain a policy of title insurance.

Section 12.        Destruction, Damage, or Taking Before Closing. If, before
                   ---------------------------------------------
                Closing, all or any part of the Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof. Purchaser shall have the right to elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within five business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking (to the extent the same may be necessary or appropriate) Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards, and (in case of damage or destruction) the Purchase Price shall be reduced by the applicable deductible amount under Seller's insurance. If, within five business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, or if Purchaser gives no notice within such period, then Purchaser shall be deemed to have terminated this Agreement pursuant to
                Section 13.(b).

Section 13.        Termination and Remedies.
                   ------------------------
1. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser in Sections 5, 6, 7, 8, and 12 then Seller, as its sole remedy, shall have the right to terminate this Agreement by notifying Purchaser thereof, in which event Title Company shall deliver all of the Earnest Money to Seller as liquidated damages, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder except for those that survive the termination of this Agreement.

2. If Purchaser timely terminates this Agreement pursuant to Sections 5, 6, 7, 8, and 12, then Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement.

3. If Seller fails to consummate the sale of the Property or perform its obligations hereunder pursuant to this Agreement for any reason other than Purchaser's failure to perform its obligations hereunder or termination hereof by Purchaser in accordance with Section 13.(b), then Purchaser shall have the right to, as Purchaser's sole and exclusive remedies for Seller's default, either: terminate this Agreement by notifying Seller thereof, in which case Title Company shall return the entire Earnest Money to Purchaser and Seller shall pay to Purchaser all of Purchaser's Contract Costs whereupon neither party hereto shall have any further rights or obligations hereunder except for those that survive the termination of this Agreement; or enforce specific performance of the obligations of Seller hereunder.

4. Seller and Purchaser hereby acknowledge and agree that they have included the provision for payment of liquidated damages in Section 13.(a) because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

Section 14.      Notices. All notices provided or permitted to be given under
                 -------
             this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; or by facsimile copy transmission. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

                  If to Purchaser, to:      Homegate Hospitality, Inc.
                                            2001 Bryan Street, Suite 2300
                                            Dallas, Texas 75201
                                            Attn: John C. Kratzer
                                            Fax No.: (214) 979-7468

                  with a copy to:           Vinson & Elkins L.L.P.
                                            2001 Ross Avenue, Suite 3700
                                            Dallas, Texas 75201-2975
                                            Attn: Craig B. Anderson
                                            Fax No.: (214) 999-7716


                  If to Seller, to:         InnHome Austin, Ltd.
                                            4144 N. Central Expressway,
                                            Suite 1200
                                            Dallas, Texas 75204
                                            Attn: Terry L. Harper
                                            Fax No.: (214) 828-0132

                  with a copy to:           Powell & Coleman, L.L.P.
                                            8950 N. Central Expressway,
                                            Suite 130
                                            Dallas, Texas 75231
                                            Attn: Michael A. Deahl
                                            Fax No.: (214) 373-8768

Either party hereto may change its address for notice by giving three days prior written notice thereof to the other party.

         Section 15.      Assigns; Beneficiaries. This Agreement may be assigned
                          ----------------------
                      by Purchaser to any affiliate or successor thereof or to Extended Stay Limited Partnership or any affiliate or successor thereof without Seller's prior written consent. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement.

         Section 16.       Governing Law. This Agreement shall be governed and
                           -------------
                      construed in accordance with the laws of the State of Texas.

         Section 17.       Entire Agreement. This Agreement is the entire
                           ----------------
                      agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

         Section 18.       Trade Name. If Purchaser elects to take an assignment
                           ----------
                      of the trade name, "InnHome America," and Purchaser or its assigns does not to use such name within two years after the Closing Date or abandons the use of the name, Purchaser shall, upon Seller's request, grant to Seller an exclusive non-assignable license to use such name (to the extent Purchaser has the right to grant the same) in connection with Seller's extended-stay hotel facilities, for $10.00 consideration and the costs associated with the license. The form of such license shall be negotiated by the parties in good faith. If after such license is granted, Seller fails to use such name in connection with the operation of its extended stay hotel facilities for more than 90 days or abandons the use of such name, such license shall immediately terminate. The provisions of this Section shall survive Closing.

         Executed as of the date first set forth above.

                                   SELLER:

                                   INNHOME AUSTIN, LTD., a Texas limited
                                   partnership

                                   By:  InnHome America, Inc.,
                                        a Texas corporation, its
                                        General Partner

                                        By:  /s/ Michael L. Armstrong
                                           ------------------------------------
                                        Name:  Michael L. Armstrong
                                             ----------------------------------
                                        Title:  Vice President
                                              ---------------------------------

                                   PURCHASER:

                                   HOMEGATE HOSPITALITY, INC., a Delaware
                                            corporation

                                        By:  /s/ John C. Kratzer
                                           ------------------------------------
                                        Name:  John C. Kratzer
                                             ----------------------------------
                                        Title:  Chief Operating Officer
                                              ---------------------------------

                             Schedule of Exhibits
                             --------------------

                           A        -       Description of the Land

                           B        -       Form of Special Warranty Deed

                           C        -       Form of Bill of Sale and Assignment

                           D        -       Form of FIRPTA Certificate

                           E        -       Form of Assignment of Leases